The Target Portfolio Trust
For the annual period ended 10/31/11
File number 811-07064


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust - Target Small
Cap Value Portfolio

1.   Name of Issuer:  C&J Energy Services, Inc.

2.   Date of Purchase:  July 28, 2011

3.   Number of Securities Purchased:  4,400

4.   Dollar Amount of Purchase:  $127,600

5.   Price Per Unit:  $29.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Goldman Sachs and Co.

7.   Other Members of the Underwriting Syndicate: J.P. Morgan
Securities LLC, Citigroup Global Markets Inc., Wells Fargo
Securities, LLC, Simmons & Company International, Tudor,
Pickering, Holt & Co. Securities, Inc.